Sierra Monitor Corporation Announces Financial Results for the Fourth Quarter and Twelve Months Ended

December 31, 2008

Twelve Month Sales Up 6.0% Year-Over-Year;

Increased Fourth Quarter Profitability

Despite a Challenging Business Environment

Milpitas, California – March 11, 2009 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that delivers i nformation t echnology for e nvironment m easurement and c ontrol by developing specialized embedded software that is deployed on proprietary hardware platforms , today announced financial results for the fourth quarter and twelve months ended December 31, 2008.

Financial Highlights

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Achieved fourth quarter sales of $3,314,741

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Increased fourth quarter income from operations by 96% to $236,138, compared to prior year

•

Generated fourth quarter net income of $115,757, an increase of 138% compared to prior year

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Accomplished record twelve month sales of $13,749,797, an increase of 6.0% compared to prior year

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Recorded twelve month net income of $485,706

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Earned net income of $0.01 per share (basic and diluted) for the fourth quarter and $0.04 per share (basic and diluted) for the twelve months

Business Highlights

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Received significant order for Open Path Hydrogen Sulfide detection systems for use in a petrochemical facility in Columbia

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Qualified and received first order for FieldServer in a unique application allowing intelligent office environments to interface with building automation systems

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Supplied gas detection systems to the City of Los Angeles for use in a maintenance facility for trash and sweeper vehicles

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Completed delivery of eight gas detection systems for use on board the newly commissioned USS George H. W. Bush, a Nimitz-class aircraft carrier

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Qualified a custom ProtoCessor for a major supplier of roof-top air conditioning controllers

Fourth Quarter and Twelve Months 2008 Financial Results

Total sales for the quarter ended December 31, 2008 were $3,314,741, compared to the $3,355,625 reported for the same period of 2007.  For the twelve months ended December 31, 2008, sales increased 6.0% to $13,749,797, compared to $12,966,613 for the same period of 2007.

Sierra Monitor posted GAAP net income of $115,757, or $0.01 per share (basic and diluted), for the quarter ended December 31, 2008, compared to GAAP net income of $48,621, or $0.00 per share (basic and diluted), for the same period of 2007.  Sierra Monitor posted GAAP net income of $485,706, or $0.04 per share (basic and diluted), for the twelve months ended December 31, 2008, compared to GAAP net income of $581,038, or $0.05 per share (basic and diluted), for the same period of 2007.

Sierra Monitor posted non-GAAP net income of $262,973, or $0.02 per share (basic and diluted), for the fourth quarter ended December 31, 2008, compared to non-GAAP net income of $171,739, $0.02 per share (basic) and $0.01 (diluted), for the same period of 2007. Sierra Monitor posted non-GAAP net income of $929,171, or $0.08 per share (basic and diluted), for the twelve months ended December 31, 2008, compared to non-GAAP net income of $918,960, or $0.08 per share (basic and diluted), for the same period of 2007.

“Our employees continue to perform at high levels allowing us to achieve profitability despite the current challenging business environment,” said Gordon Arnold, President and Chief Executive Officer.  “We expanded the gas detection sales team by opening a Dubai office in October, and we expanded the FieldServer sales team by opening a Midwest sales office in December.  Our cautious expense management resulted in lower engineering and sales expenses partially offset by an increase in general and administrative expenses as we continue to meet our compliance reporting obligations.  With a strong balance sheet and no debt, our fundamental business structure remains sound,” he said.

Cash Position

Sierra Monitor had $1,338,647 in cash at December 31, 2008 and no debt.  Trade receivables at December 31, 2008 were $1,661,846.  The Company’s Days Sales Outstanding in Accounts Receivable (DSOs) was 44 days.

About Sierra Monitor Corporation

Sierra Monitor delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase its value proposition while protecting intellectual property.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for M2M protocol translation, and multi-component safety systems generally focused on gas and fire detection.

By providing an intelligent interface, the Company’s products enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories.  By delivering the data on various communications levels, including Ethernet, internet, LONworks, Profibus and others, the Company’s products make it possible for data to be accessed at more appropriate levels, such as network operations centers, control rooms or remote locations.

Sierra Monitor is an established supplier of safety and environmental instruments with more than 15,000 installations worldwide.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

investor_relations@sierramonitor.com

SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007

Net sales	$3,314,741	$3,355,625	$13,749,797	$12,966,613
Cost of goods sold	1,271,899	1,369,008	5,598,015	5,238,861
Gross profit	2,042,842	1,986,617	8,151,782	7,727,752
Operating expenses
Research and development	454,318	535,188	1,907,310	2,088,896
Selling and marketing	801,469	835,536	3,317,853	2,867,233
General and administrative	550,917	495,495	2,050,771	1,752,836
	1,806,704	1,866,219	7,275,934	6,708,965
Income from operations	236,138	120,398	875,848	1,018,787
Interest expense	-	-	-	(8,679)
Income before income taxes	236,138	120,398	875,848	1,010,108
Income tax provision	120,381	71,777	390,142	429,070
Net income	$115,757	$48,621	$485,706	$581,038
Net income per share:
Basic	$0.01	$0.00	$0.04	$0.05
Diluted	$0.01	$0.00	$0.04	$0.05
Weighted-average number of shares used in per share computations:
Basic	11,428,212	11,155,192	11,325,452	11,088,525
Diluted	11,862,557	11,659,503	11,907,605	11,723,239

SIERRA MONITOR CORPORATION
Balance Sheet

Assets	December 31,
	2008	2007
	(unaudited)	(1)
Current assets:
Cash and cash equivalents	$ 1,338,647	$ 675,108
Trade receivables, less allowance for doubtful accounts of
approximately $89,000 and $86,000 in 2008 and 2007
respectively	1,661,846	2,036,050
Inventories, net	1,968,006	2,050,395
Prepaid expenses	189,389	132,872
Prepaid income taxes	48,295	-
Deferred income taxes	299,421	284,185
Total current assets	5,505,604	5,178,610

Property and equipment, net	380,987	307,965
Other assets	185,015	232,799

Total assets	$ 6,071,606	$ 5,719,374

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$ 521,823	$ 590,753
Accrued compensation expenses	385,306	321,931
Income taxes payable	48,770	297,428
Other current liabilities	98,332	90,628
Total current liabilities	1,054,231	1,300,740

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 11,428,212 and 11,155,192 shares issued and outstanding at December 31, 2008 and 2007, respectively	11,428	11,155
Additional paid-in capital	3,485,964	3,373,202
Retained earnings	1,519,983	1,034,277
Total shareholders’ equity	5,017,375	4,418,634

Total liabilities and shareholders’ equity	$ 6,071,606	$ 5,719,374

(1) Derived from the audited financial statements.

NON-GAAP FINANCIAL MEASURES

The accompanying release dated March 11, 2009 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe that non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts that the company does not consider part of ongoing operating results when assessing overall company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income taxes

Our non-GAAP financial measures exclude non-cash tax expenses or benefits.  These amounts are generally the result of timing differences related to certain accrual account balance variations.  We exclude these expenses or benefits because they are non-cash expenses or benefits that we believe are not reflective of how we view our operating performance.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons, we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter-to-quarter and year-to-year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Sierra Monitor Corporation
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007

GAAP Net Income	$115,757	$48,621	$485,706	$581,038
Depreciation and amortization	73,031	57,887	261,804	182,953
Provision for bad debt expense	9,474	13,086	41,739	32,086
Provision for inventory losses	8,000	10,792	8,000	10,792
Deferred income taxes	30,800	11,669	25,437	13,493
Stock based compensation expense	25,911	29,684	106,485	98,598
Total adjustments to GAAP net income	147,216	123,118	443,465	337,922
Non-GAAP Net income	$262,973	$171,739	$929,171	$918,960
Non-GAAP Net income per share:
Basic	$0.02	$0.02	$0.08	$0.08
Diluted	$0.02	$0.01	$0.08	$0.08
Weighted-average number of shares used in per share computations:
Basic	11,428,212	11,155,192	11,325,452	11,088,525
Diluted	11,862,557	11,659,503	11,907,605	11,723,239